Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009, with respect to the internal control over financial reporting for Landry’s Restaurants, Inc. included in the Annual Report of Landry’s Restaurants, Inc. on Form 10-K for the year ended December 31, 2008. We have also issued our report dated March 16, 2009 (except for Note 8, as to which the date is June 16, 2009), with respect to the consolidated financial statements of Landry’s Restaurants, Inc. for the year ended December 31, 2008 included in the Current Report (Form 8-K) of Landry’s Restaurants, Inc. dated June 16, 2009. Both of these reports are incorporated by reference in this Registration Statement on Form S-4. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-4, and to the use of our name as it appears under the caption “Independent Registered Public Accountants”.

GRANT THORNTON LLP

Houston, Texas

June 16, 2009